SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2012

White Mountain Titanium Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	333-129347	87-057730
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (56 2) 657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2012, Charles E. Jenkins tendered his resignation as a director and Chief Financial Officer of White Mountain Titanium Corporation (the “Company”) effective October 1, 2012. The Company will retain Mr. Jenkins as a consultant to assist in the transition to a new CFO until December 31, 2012, under his existing consulting agreement with the Company, which will terminate December 31, 2012.

Effective October 1, 2012, we appointed Lan Shangguan as the new Chief Financial Officer of the Company and entered into a Management Services Agreement (the “Agreement”) with Red Creek Consulting Inc. (“Red Creek Consulting”), Ms. Shangguan’s consulting firm. The Agreement provides for a base fee of C$6,900 per month plus reimbursable out of pocket expense. As a signing bonus we granted Ms. Shangguan options to purchase up to 150,000 shares of the Company’s common stock under the 2010 Stock Option/Stock Issuance Plan (the “Plan”). The options are fully vested, have a term of five years, and are exercisable at US$1.30 per share. In addition, the Company has agreed to grant to Ms. Shangguan stock bonuses under the Plan of 100,000 shares upon listing of the Company’s common stock on a senior trading exchange and 150,000 shares upon the Company hereafter receiving sufficient financing to construct the Cerro Blanco mine, processing plant, associated infrastructure and related project working capital, which is currently estimated at approximately US$300,000,000, provided that each applicable milestones is achieved during the term of the Agreement. The Agreement will continue until terminated by either party upon three months prior notice.

Officers of the Company are elected by the Board of Directors annually at the first meeting of the directors held after each annual meeting of the stockholders. Each officer holds office until his or her successor has been duly elected and qualified, or until his or her death or until he or she resigns or is removed in the manner provided in the Company’s bylaws. Any officer may be removed by the Board of Directors whenever in its judgment the best interests of the Company would be served thereby. Such removal would be without prejudice to the contract rights, if any, of the person so removed. There are no family relationships between Ms. Shangguan and any other officer or director of the Company.

From December 1999 through September 2006 Ms. Shangguan, age 42, served initially as Audit Senior and ultimately as Senior Manager for Grant Thornton LLP in Vancouver, British Columbia. While there she managed various auditing and related tax engagements to a broad base of clients, including mining, with an emphasis on public companies and U.S. GAAP. She advised clients on complex accounting issues, such as business combinations, stock-based compensation, and SEC comments on initial filings. She also consulted with clients on SOX-related issues, such as internal control procedures and documentation. From October 2006 until February 2007 she served as controller for Extreme CCTV Ltd., a high-tech manufacturer listed on the TSX. There she managed the day-to-day activities of the accounting department and oversaw internal management reporting and external and regulatory reporting, and dealt with external auditors, banks, consultants and legal counsel. From March 2007 until September 2009 she was employed as Chief Financial Officer for Allura International Inc., a Vancouver based jewelry wholesaler with offices in Toronto and Halifax. The company was a reporting issuer registered with the U.S. SEC. She was directly responsible for all financial related matters for the company. Since 2009 Ms. Shangguan has worked through Red Creek Consulting to provide professional accounting, financial reporting and financial management advisory services to both public and private companies in various industries, including both exploration stage and in-production resource companies. From February 2010 through October 2010 she served as Interim Director of Finance for Nevada Geothermal Power Inc. which generated geothermal electrical power and developed geothermal projects in northern Nevada. The company was also a reporting issuer with the U.S. SEC. Since August 2011 Ms. Shangguan has provided consulting services through Red Creek Consulting to Key Venture Capital Inc., a capital pool company within the policies of the TSX Venture Exchange. Her services for this entity include monthly bookkeeping, preparation of quarterly and annual financial statements and MD&A disclosure. From October 2010 until March 2012, she served as Chief Financial Officer (October 2010 to January 2012) and a consultant (February 2012 to March 2012) for Yalian Steel Corporation, a Canadian company listed on the TSX Venture Exchange and engaged in the manufacture in China of steel pipes for the oil and gas industry.

In connection with the appointment of Ms. Shangguan as the new CFO, the Company issued a press release dated October 1, 2012, a copy of which is included with this report.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 1, 2012
99.2	Management Services Agreement dated October 1, 2012, with Red Creek Consulting, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: October 2, 2012	By:	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, President